Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in the Form 11-K of our report dated June 17, 2005, on the audit of the financial statements of the Wyndham International Employee Savings and Retirement Plan as of December 31, 2004 and for the year then ended, and for the supplemental schedule as of December 31, 2004.

/s/ Whitley Penn

Fort Worth, Texas

June 28, 2005